Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2017 Results

NEWARK, NJ — March 8, 2018: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported a fourth quarter 2017 loss of $0.01 per basic and diluted share including the impact of a $6.5 million write-off of capitalized exploration costs. For the full year 2017, Genie Energy reported a loss of $0.36 per basic and diluted share including the impact of a $6.5 million ($0.28 per share) write-off of capitalized exploration costs and $10.5 million ($0.45 per share) in legal and regulatory accruals.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(4Q17 results are compared to 4Q16, and full year 2017 results are compared to full year 2016, unless otherwise noted)

●	Genie Energy is sharpening it strategic focus on its retail energy provider business after its Afek subsidiary suspended exploratory drilling operations in Northern Israel;

●	In December 2017, Genie Energy’s retail energy provider joint venture operating in Great Britain initiated customer enrollments under a regulatorily mandated three-month controlled market entry period;

●	Genie Retail Energy’s (GRE) income from operations increased to $12.2 million from $2.7 million and Adjusted EBITDA* increased to $12.8 million from $3.1 million on improved electric margins and higher levels of electricity and natural gas consumption;

●	GRE’s full year income from operations was $16.6 million and full year Adjusted EBITDA was $18.8 million. Both totals include the impact of $10.5 million in legal and regulatory related accruals. In 2016, GRE’s income from operations was $26.5 million and Adjusted EBITDA was $27.3 million;

●	Genie Energy’s Board of Directors has declared a fourth quarter dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Energy is strategically refocusing on our core retail energy provider business, which has been consistently profitable and where we see continued strong growth potential. On a consolidated basis, this will entail a substantial reduction in oil and gas exploration expense going forward as we move closer to a pure play retail energy provider model.

“Genie Retail Energy attained the highest level of quarterly Adjusted EBITDA in the history of our retail business - $12.8 million - highlighted by strong consumption and robust electricity margins. Full year Adjusted EBITDA was $18.8 million, including the impact of $10.5 million in legal and regulatory related accruals.

“We are looking forward to building on our momentum in 2018 by executing on our growth strategy including organic meter acquisition, expansion to new geographies and, when opportunities present themselves, strategic acquisitions. On the international front, we are rolling out service in Great Britain while evaluating additional opportunities.”

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

CONSOLIDATED RESULTS

$ in millions, except EPS	4Q17	3Q17	4Q16	4Q17-4Q16 Change (%/$)		2017	2016	2017-2016 Change (%/$)
Revenue	$73.1	$69.5	$51.5		+41.8%	$264.2	$212.1		+24.6%
Gross profit	$26.8	$21.8	$14.6		+83.6%	$85.5	$76.9		+11.1%
Gross margin percentage	36.6%	31.3%	28.3%		+830 BP	32.4%	36.3%		(390) BP
SG&A expense (including stock-based compensation)	$17.1	$19.5	$14.7		+16.6%	$80.1	$61.6		+30.1%
Stock-based compensation in SG&A	$1.4	$1.4	$1.3		+8.1%	$5.2	$4.8		+8.3%
Exploration expense**	$2.3	$0.8	$1.6		+40.8%	$4.9	$6.1		(19.9)%
Write-off of capitalized exploration costs	$6.5	-	-		$6.5	$6.5	$41.0		$(34.5)
Equity in the (loss) income of AMSO/Genie UK	$(0.4)	$(0.2)	-		$(0.4)	$(0.6)	$(0.2)		$(0.4)
Income (loss) from operations	$0.4	$1.4	$(1.3)	$	+1.7	$(6.5)	$(30.5)	$	+24.0
Adjusted EBITDA*	$8.9	$3.3	$0.3	$	+8.6	$7.3	$14.7		(50.5)%
Net (loss) income attributable to Genie Energy common stockholders	$(0.2)	$0.4	$(1.2)	$	+1.0	$(8.5)	$(26.0)	$	+17.5
Diluted (loss) earnings per share attributable to Genie Energy common stockholders	$(0.01)	$0.02	$(0.05)	$	+0.04	$(0.36)	$(1.14)	$	+0.78
Capitalized exploration costs	-	$2.3	-		-	$5.6	$12.9		(56.3)%
Net cash provided by operating activities	$5.9	$6.6	$3.9	$	+2.0	$9.3	$15.6		$(6.3)

** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At December 31, 2017, Genie Energy had $125.8 million in total assets, including $31.9 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $58.7 million and working capital (current assets less current liabilities) totaled $35.4 million.

Genie Energy’s net cash provided by operating activities in 4Q17 was $5.9 million compared to $3.9 million in the year ago quarter.

2

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 4Q17 dividend of $0.075 per share of Class A and Class B common stock with a record date of March 19, 2018. The dividend will be paid on or about March 23, 2018. The distribution will be treated as an ordinary dividend for income tax purposes.

RESULTS BY SEGMENT

$ in millions	4Q17	3Q17	4Q16	4Q17-4Q16 Change (%/$)		2017	2016	2017-2016 Change (%)/$)
Genie Retail Energy
Total revenue	$73.1	$69.5	$51.5		+41.8%	$264.2	$212.1		+24.6%
Electricity revenue	$58.5	$66.2	$41.0		+42.9%	$222.2	$179.5		+23.8%
Natural gas revenue	$14.1	$2.8	$10.1		+38.9%	$40.1	$31.0		+29.2%
Other revenue	$0.5	$0.5	$0.4		+13.9%	$1.9	$1.6		+19.8%
Gross profit	$26.8	$21.8	$14.6		+83.6%	$85.5	$76.9		+11.1%
Gross margin percentage	36.6%	31.3%	28.3%		+830 BP	32.4%	36.3%		(390) BP
SG&A expense	$14.1	$16.8	$11.8		+19.3%	$68.4	$50.4		+35.5%
Equity in the loss of Genie UK	$(0.4)	$(0.2)	-		$(0.4)	$(0.6)	-		$(0.6)
Income from operations	$12.2	$4.8	$2.7		+346.1%	$16.6	$26.5		(37.4)%
Adjusted EBITDA	$12.8	$5.4	$3.1		+308.8%	$18.8	$27.3		(31.1)%

Afek
G&A expense	$0.3	$0.3	$0.3		+1.2%	$1.3	$1.1		+24.1%
Exploration expense	$2.3	$0.8	$1.6		+40.8%	$4.9	$6.1		(19.9)%
Write-off of capitalized exploration costs	$6.5	-	-	$	+6.5	$6.5	$41.0		(84.2)%
Loss from operations	$(9.1)	$(1.0)	$(2.0)		$(7.1)	$(12.7)	$(48.3)	$	+35.6
Adjusted EBITDA	$(2.5)	$(1.0)	$(1.9)		$(0.6)	$(5.9)	$(7.0)	$	+1.2
Capitalized exploration costs	-	$2.3	-		-	$5.6	$12.9		(56.3)%

GOGAS
G&A expense	$0.2	$0.2	$0.3		(7.9)%	$0.6	$0.9		(32.0)%
Research & development	-	-	$(0.5)		$(0.5)	-	$(0.3)		$(0.3)
Equity in the loss of AMSO	-	-	-		-	-	$(0.2)		$0.2
(Loss) income from operations	$(0.2)	$(0.2)	$0.2		$(0.5)	$(0.6)	$0.4		$(1.0)
Adjusted EBITDA	-	$(0.1)	$0.2		$(0.2)	$(0.3)	$(0.8)	$	+5.0

Corporate
G&A expense	$2.5	$2.2	$2.3		6.9%	$9.8	$9.2		7.1%
Stock-based compensation in G&A	$1.1	$1.2	$1.2		(5.3)%	$4.4	$4.4		2.0%
Loss from operations	$(2.5)	$(2.2)	$(2.3)		$(0.2)	$(9.8)	$(9.2)		$(0.7)
Adjusted EBITDA	$(1.4)	$(1.0)	$(1.1)		$(0.2)	$(5.4)	$(4.8)		$(0.6)

3

Genie Retail Energy

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) increased to 301,000 at December 31, 2017 from 283,000 a year earlier, while meters served remained unchanged at 412,000. The year over year increase in RCE’s reflects a shift to higher average consumption meters during the course of 2017 (including as a result of the acquisition of Mirabito Natural Gas, a commercial supplier that contributed 11,300 gas RCE’s and 970 gas meters at December 31, 2017). Sequentially, RCEs and meters served decreased from 325,000 and 446,000, respectively, at September 30, 2017, reflecting a strategic pullback from customer acquisition activity in certain territories.

RCEs and Meters at End of Quarter (in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2016	December 31, 2016
Electricity RCEs	228	243	219	220	218
Natural gas RCEs	73	82	70	67	65
Total RCEs	301	325	289	287	283

Electricity meters	307	330	317	307	296
Natural gas meters	105	116	113	111	116
Total meters	412	446	430	418	412

Gross meter acquisitions in 4Q17 increased to 62,000 from 54,000 in the year ago quarter but decreased from 111,000 in 3Q18. Full year gross meter acquisitions were 355,000 compared to 235,000 in 2016. The increase reflects, in part, meters added in 2017 by Town Square Energy following its acquisition in November 2016.

Reflective of the high rates of customer acquisition in recent quarters, GRE’s average monthly customer churn increased to 6.9% in 4Q17 from 6.7% in the year ago quarter and was unchanged compared to the prior quarter. For the full year 2017, average monthly churn increased to 6.6% from 6.0% in 2016.

Meters enrolled in offerings with fixed rate characteristics constituted approximately 39% of GRE’s electric load during December 2017 compared to 32% of GRE’s load during December 2016 as the customer mix has shifted towards fixed rate.

GRE generated all of Genie Energy’s revenue and gross profit in 2017 and 2016.

GRE’s revenue increased to $73.1 million in 4Q17 from $51.5 million in 4Q16. Full year 2017 revenue increased to $264.2 million from $212.1 million in 2016.

Revenue from electricity sales in 4Q17 increased to $58.5 million from $41.0 million primarily reflecting a 23.1% increase in kilowatt hours sold and a 16.0% increase in average revenue per kilowatt hour sold. Kilowatt hours sold increased primarily as a result of a shift to higher average consumption electricity meters as well as the increase in meters served.

Full year 2017 revenue from electricity sales increased to $222.2 million from $179.5 million on a 21.5% increase in kilowatt hours sold – primarily reflecting the Town Square Energy acquisition, a shift to higher average consumption meters and higher average revenue per kilowatt hour sold.

Natural gas sales in 4Q17 increased to $14.1 million from $10.1 million in 4Q16 reflecting a 14.5% increase in therms sold and a 21.3% increase in average revenue per therm sold reflecting higher natural gas commodity prices. The increase in therms sold reflected, in part, an increase in average consumption per gas meter including the impact of the Mirabito Natural Gas acquisition.

Full year 2017 natural gas sales increased to $40.1 million from $31.0 million reflecting a 29.2% increase in average revenue per therm sold reflecting higher gas commodity prices while the volume of gas sold was essentially unchanged.

4

GRE’s gross profit in 4Q17 increased to $26.8 million from $14.6 million in 4Q16. The gross profit on electricity sales increased to $21.6 million from $11.1 million primarily reflecting a 58.0% increase in gross profit per kilowatt sold. The gross profit on natural gas sales increased to $4.8 million from $3.2 in 4Q16 as the increase in revenue per therm sold outpaced the increase in the underlying commodity cost.

Gross profit for full year 2017 increased to $85.5 million from $76.9 million in 2016 primarily reflecting the increase in kilowatt hours sold partially offset by weaker electricity gross margins.

GRE’s gross margin percentage increased to 36.6% in 4Q17 from 28.3% in 4Q16 as average revenue per kilowatt hour increased and average unit cost of electricity was primarily unchanged, as well as improved margins on natural gas sales.

Full year 2017 gross margin percentage decreased to 32.4% from 36.3% in 2016 as the increases in average revenue per kilowatt hour sold and average revenue per therm sold trailed the increases in the costs of their respective underlying commodities.

GRE’s SG&A expense in 4Q17 increased to $14.1 million from $11.8 million in 4Q16 primarily due to increases in legal fees and compensation expense.

Full year 2017 SG&A expense increased to $68.4 million from $50.4 million in 2017 reflecting increased gross meter acquisitions and payroll expenses as well as an accrual of $5.4 million in 2017 for the settlement of class action lawsuits.

GRE’s income from operations in 4Q17 increased to $12.2 million and Adjusted EBITDA increased to $12.8 million from $2.7 million and $3.1 million, respectively, in 4Q16 primarily reflecting the increase in gross profit that was only partially offset by the increased SG&A expense.

GRE’s full year 2017 income from operations was $16.6 million and Adjusted EBITDA was $18.8 million including the impact of $10.5 million in legal and regulatory related accruals, compared to income from operations of $26.5 million and Adjusted EBITDA of $27.3 million in 2016.

Genie Retail Energy – New York Regulatory Update

In December 2016, the New York State Public Service Commission (NY PSC) issued an order prohibiting retail energy providers (REPs) in New York State from serving customers enrolled in utility low-income assistance programs (low-income customers).

Challenges to the order filed by certain REPs and industry groups in New York State courts delayed implementation, but ultimately the State courts upheld the order and on November 29, 2017, the NY PSC instructed the utilities and REPs to begin implementation of the order.

GRE is complying with the NY PSC’s low-income order and has begun the transfer of customers as required. The order will require GRE’s REPs to transfer customer accounts comprising approximately 21,000 meters, representing 12,000 RCEs, to their respective incumbent utilities during the first half of 2018.

Separately, the NY PSC launched an evidentiary proceeding intended to provide a basis for additional restrictions on the REP industry and competitive retail energy markets. Hearings were held in November and December of 2017, and the presiding administrative law judges have established deadlines for initial and reply briefs from interested parties and the PSC, respectively, later this spring.

5

Afek

Genie Energy announced in November that the preliminary analysis of results from Afek’s Ness 10 exploratory well in Northern Israel suggested that the well’s target zone does not contain commercially producible quantities of oil or natural gas. Afek suspended exploratory activities and no further drilling activity is planned at this time. The company expects that any additional exploratory drilling in Northern Israel likely would be underwritten at least in part by outside investors and would be contingent upon licensing and permitting.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, March 8, 2018, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available for seven days at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international). The replay PIN is: 10115415. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. Genie’s GOGAS division operates oil and gas exploration and drilling services ventures. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,913	$35,192
Restricted cash – short-term	518	10,813
Trade accounts receivable, net of allowance for doubtful accounts of $1,099 and $171 at December 31, 2017 and 2016, respectively	44,629	36,858
Inventory	3,986	5,989
Prepaid expenses	6,131	4,026
Other current assets	4,985	4,932
TOTAL CURRENT ASSETS	90,162	97,810
Property and equipment, net	4,020	1,617
Goodwill	9,998	8,728
Other intangibles, net	4,859	4,277
Investment in joint venture	3,450	—
Restricted cash – long-term	1,496	1,047
Deferred income tax assets, net	2,141	1,781
Other assets	9,652	6,553
TOTAL ASSETS	$125,778	$121,813
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$—	$711
Trade accounts payable	21,068	17,274
Accrued expenses	28,069	16,301
Income taxes payable	2,204	2,426
Due to IDT Corporation	228	141
Other current liabilities	3,172	4,292
TOTAL CURRENT LIABILITIES	54,741	41,145
Revolving line of credit	2,513	—
Other liabilities	1,396	803
TOTAL LIABILITIES	58,650	41,948
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares – 10,000:
Series 2012-A, designated shares – 8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2017 and 2016	19,743	19,743
Class A common stock, $.01 par value; authorized shares – 35,000; 1,574 shares issued and outstanding at December 31, 2017 and 2016	16	16
Class B common stock, $.01 par value; authorized shares – 200,000; 23,601 and 23,274 shares issued and 23,270 and 23,073 shares outstanding at December 31, 2017 and 2016, respectively	236	233
Additional paid-in capital	130,870	128,243
Treasury stock, at cost, consisting of 331 and 201 shares of Class B common at December 31, 2017 and 2016, respectively	(2,428)	(1,599)
Accumulated other comprehensive income	3,045	1,465
Accumulated deficit	(67,469)	(51,567)
Total Genie Energy Ltd. stockholders’ equity	84,013	96,534
Noncontrolling interests:
Noncontrolling interests	(16,885)	(15,002)
Receivable for issuance of equity	—	(1,667)
Total noncontrolling interests	(16,885)	(16,669)
TOTAL EQUITY	67,128	79,865
TOTAL LIABILITIES AND EQUITY	$125,778	$121,813

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2017	2016	2015
REVENUES:
Electricity	$222,171	$179,467	$170,283
Natural gas	40,098	31,031	40,757
Other	1,933	1,614	2,016
Total revenues	264,202	212,112	213,056
Cost of revenues	178,693	135,172	146,409
GROSS PROFIT	85,509	76,940	66,647
OPERATING EXPENSES, (GAINS) AND LOSSES:
Selling, general and administrative (i)	80,122	61,569	66,011
Research and development	—	(269)	1,985
Exploration	4,879	6,088	6,583
Write-off of capitalized exploration costs	6,483	41,041	—
Other operating loss, net	—	64	—
Gain on consolidation of AMSO, LLC	—	(1,262)	—
Equity in the net loss of joint ventures	565	222	397
Loss from operations	(6,540)	(30,513)	(8,329)
Interest income	295	332	411
Interest expense	(310)	(19)	(10)
Other (expense) income, net	(367)	226	(183)
Loss before income taxes	(6,922)	(29,974)	(8,111)
Provision for income taxes	(1,726)	(2,218)	(525)
NET LOSS	(8,648)	(32,192)	(8,636)
Net loss attributable to noncontrolling interests	1,654	7,667	1,179
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD.	(6,994)	(24,525)	(7,457)
Dividends on preferred stock	(1,481)	(1,481)	(1,481)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(8,475)	$(26,006)	$(8,938)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.36)	$(1.14)	$(0.40)

Weighted-average number of shares used in calculation of basic and diluted loss per share	23,531	22,804	22,135

(i) Stock-based compensation included in selling, general and administrative expenses	$5,213	$4,813	$5,229

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2017	2016	2015
OPERATING ACTIVITIES
Net loss	$(8,648)	$(32,192)	$(8,636)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,140	581	428
Deferred income taxes	(361)	(139)	(180)
Provision for doubtful accounts receivable	762	8	(29)
Stock-based compensation	5,013	4,813	5,229
Loss on disposal of property	—	25	156
Gain from repayment of revolving credit loan payable	—	(200)	—
Write-off of capitalized exploration costs	6,483	41,041	—
Gain on consolidation of AMSO, LLC	—	(1,262)	—
Equity in the net loss of joint ventures	565	222	397
Change in assets and liabilities, net of effect of acquisition:
Restricted cash	(93)	905	(1,062)
Trade accounts receivable	(8,024)	(6,030)	4,234
Inventory	2,003	5,737	(274)
Prepaid expenses	(2,026)	7,539	(5,615)
Other current assets and other assets	(3,703)	2,863	(2,346)
Trade accounts payable, accrued expenses and other current liabilities	15,310	(9,566)	4,341
Due to IDT Corporation	88	(298)	(104)
Income taxes payable	(222)	1,503	380
Net cash provided by (used in) operating activities	9,287	15,550	(3,081)
INVESTING ACTIVITIES
Capital expenditures	(3,292)	(586)	(324)
Investments in capitalized exploration costs – unproved oil and gas property	(5,531)	(12,884)	(26,969)
Proceeds from disposal of property	—	27	—
Cash acquired from consolidation of AMSO, LLC	—	702	—
Capital contribution to AMSO, LLC received from Total	—	3,000	—
Capital contributions to AMSO, LLC	—	(63)	(250)
Payment for acquisition, net of cash acquired	(4,181)	(8,700)	—
Repayment of notes receivable	446	50	50
Investment in joint venture	(3,970)	—	—
Purchases of certificates of deposit	—	(2,974)	(8,820)
Proceeds from maturities of certificates of deposit	—	11,900	4,688
Net cash used in investing activities	(16,528)	(9,528)	(31,625)
FINANCING ACTIVITIES
Dividends paid	(8,908)	(7,395)	(4,431)
Purchases of equity of subsidiary	(312)	—	—
Payment for acquisitions	—	(227)	(358)
Proceeds from revolving line of credit and loan payable	14,450	3,650	2,000
Repayment of revolving line of credit and loan payable	(12,655)	(6,690)	—
Decrease in restricted cash	10,000	—	—
Proceeds from exercise of stock options	108	—	174
Proceeds from sales of equity of subsidiaries	—	1,000	2,500
Collection of receivables for issuance of equity	—	—	1,912
Payment for option to purchase noncontrolling interests	—	—	(175)
Repurchases of Class B common stock	(829)	(29)	(27)
Net cash provided by (used in) financing activities	1,854	(9,691)	1,595
Effect of exchange rate changes on cash and cash equivalents	108	75	2
Net decrease in cash and cash equivalents	(5,279)	(3,594)	(33,109)
Cash and cash equivalents at beginning of period	35,192	38,786	71,895
Cash and cash equivalents at end of period	$29,913	$35,192	$38,786
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$310	$19	$10
Cash payments made for income taxes	$2	$745	$49
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Class B common stock issued for GRE deferred stock units	$1,845	$—	$—
Receivable for issuance of equity written-off	$1,667	$—	$—
Subsidiary equity grant reclassified to liability	$—	$1,688	$1,200
Liability incurred for acquisition	$—	$312	$—
Receivables for issuance of equity of subsidiaries	$—	$—	$2,500

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Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Year 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the full year and fourth quarter of 2017, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of joint ventures, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation, other operating loss, net, and the write-off of capitalized exploration costs, and deduct the gain on consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and gains that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 2016, other operating loss, net, was net expense incurred from drilling and related operations for a water cooperative of agricultural settlements in the Golan Heights. This project was a short-term water drilling project that was outside the scope of Genie Energy’s oil and gas exploration business. The other operating loss, net, was therefore excluded from Genie Energy’s and the relevant segment’s core operating results.

The write-off of capitalized exploration costs, which is a component of income (loss) from operations, is also excluded from the calculation of Adjusted EBITDA. The write-off of capitalized exploration costs is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

The gain on consolidation of AMSO, LLC, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC (a joint venture with Total until April 30, 2016) was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain on consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2017 (4Q17)
Adjusted EBITDA	$8,946	$12,794	$14	$(2,501)	$(1,361)
Subtract:
Stock-based compensation	1,422	108	200	-	1,114
Depreciation and amortization	612	453	57	102	-
Write-off of capitalized exploration costs	6,483	-	-	6,483	-
Income (loss) from operations	429	$12,233	$(243)	$(9,086)	$(2,475)
Interest income	88
Interest expense	(88)
Other income, net	29
Provision for income taxes	(1,271)
Net loss	(813)
Net loss attributable to noncontrolling interests	1,027
Net income attributable to Genie Energy Ltd.	$214

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2017 (3Q17)
Adjusted EBITDA	$3,301	$5,382	$(104)	$(963)	$(1,014)
Subtract:
Stock-based compensation	1,411	176	49	-	1,186
Depreciation and amortization	487	434	5	48	-
Income (loss) from operations	1,403	$4,772	$(158)	$(1,011)	$(2,200)
Interest income	51
Interest expense	(67)
Other income, net	9
Provision for income taxes	(421)
Net income	975
Net income attributable to noncontrolling interests	(197)
Net income attributable to Genie Energy Ltd.	$778

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2016 (4Q16)
Adjusted EBITDA	$322	$3,130	$226	$(1,896)	$(1,138)
Subtract:
Stock-based compensation	1,316	137	2	-	1,177
Depreciation and amortization	287	251	6	30	-
Other operating loss, net	64	-	-	64	-
(Loss) income from operations	(1,345)	$2,742	$218	$(1,990)	$(2,315)
Interest income	75
Interest expense	(23)
Other income, net	59
Provision for income taxes	(53)
Net loss	(1,287)
Net loss attributable to noncontrolling interests	469
Net loss attributable to Genie Energy Ltd.	$(818)

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2017
Adjusted EBITDA	$7,296	$18,841	$(266)	$(5,887)	$(5,392)
Subtract:
Stock-based compensation	5,213	516	255	-	4,442
Depreciation and amortization	2,140	1,740	72	327	1
Write-off of capitalized exploration costs	6,483	-	-	6,483	-
(Loss) income from operations	(6,540)	$16,585	$(593)	$(12,697)	$(9,835)
Interest income	295
Interest expense	(310)
Other expense, net	(367)
Provision for income taxes	(1,726)
Net loss	(8,648)
Net loss attributable to noncontrolling interests	1,654
Net loss attributable to Genie Energy Ltd.	$(6,994)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2016
Adjusted EBITDA	$14,724	$27,350	$(758)	$(7,043)	$(4,825)
Subtract (Add):
Stock-based compensation	4,813	420	36	-	4,357
Depreciation and amortization	581	427	30	124	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
Other operating loss, net	64	-	-	64	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
(Loss) income from operations	(30,513)	$26,503	$438	$(48,272)	$(9,182)
Interest income	332
Interest expense	(19)
Other income, net	226
Provision for income taxes	(2,218)
Net loss	(32,192)
Net loss attributable to noncontrolling interests	7,667
Net loss attributable to Genie Energy Ltd.	$(24,525)

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